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                                                     STATE OF DELAWARE
                                                    SECRETARY OF STATE
                                              DIVISION OF CORPORATIONS
                                             FILED 09:00 AM 05/05/1998
                                                     981172429-2068461

                        CERTIFICATE OF MERGER
                                  OF
                  PACIFIC ENGINEERING SYSTEMS, INC.
                      (a California corporation)
                                 INTO
                        HEALTH EMPORIUM, INC.
                       (a Delaware corporation)

       Pursuant to Section 252(c) of the General Corporation Law of the State of Delaware

       It is hereby certified, on behalf of each of the constituent corporations named below, as follows:

       1. The names of the constituent corporations are Health Emporium, Inc., a Delaware corporation ("HEI") and Pacific Engineering Systems, Inc., a California corporation ("Pacific").
The Certificate of Incorporation of HEI was filed with the Secretary of State of the State of Delaware on August 8, 1985. The Certificate of Incorporation of Pacific was filed with the Secretary of State of the State of California on March 23, 1995.

       2. An Agreement and Plan of Reorganization between HEI and Pacific has been approved, adopted, certified, executed and acknowledged by HEI and Pacific in accordance with Section 252(c) of the General Corporation Law of the State of Delaware.

       3.      HEI is the surviving corporation.

       4. The Certificate of Incorporation of HEI, the surviving corporation, shall be amended to change the name of the surviving corporation to "Pacific Engineering Systems, Inc.", and shall constitute the Certificate of Incorporation of the surviving corporation.

       5. The executed Agreement and Plan of Reorganization is on file at the principal place of business of HEI, the surviving corporation, at 8101 East Kaiser Blvd., Anaheim, CA 92806. A copy of the Agreement and Plan of Reorganization will be furnished by HEI, the surviving corporation, without cost, to any stockholder of Pacific or HEI who sends a written request therefor to HEI at its principal place of business indicated above.

       6. The authorized capital stock of Pacific preceding the merger is 100,000 shares of common stock, par value $1.00 per share.
  The authorized capital stock of HEI is 25,000,000

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shares of common
stock, par value $.0001 per share and 5,000,000 shares of preferred stock, par value $.0001 per share.

PACIFIC ENGINEERING SYSTEMS, INC.    HEALTH EMPORIUM, INC.


By: /s/ Arthur Granito                By: /s/ Kristin S. Moffitt
Arthur Granito                       Kristin S. Moffitt
President                             President

ATTEST:                              ATTEST:

/s/ Carol Taylor                      /s/ Kristin S. Moffitt
Carol Taylor, Secretary               Kristin S. Moffitt, Secretary